                                                                    EXHIBIT 99.1



Contact:  Deborah Stapleton
          Stapleton Communications Inc.
          650.470.0200

                     GENERAL MAGIC, INC. TO CEASE OPERATIONS

SUNNYVALE, Calif. - Sept. 18, 2002 - General Magic, Inc. (Nasdaq: GMGC), a pioneer in voice application software and services, today announced that its efforts to obtain additional financing or to complete a strategic merger or acquisition have been unsuccessful. As a result, it will discontinue operations effective at close of business today and initiate an orderly and expeditious liquidation of its business.

Most of the company's employees will leave immediately. A small team of General Magic employees will be retained for 60 to 120 days to manage the sale of the company's assets and the resolution of obligations to the company's creditors. A 15-member task force of General Magic employees will also be retained for approximately 60 days at OnStar's expense to facilitate a smooth transfer of the operation and support of the OnStar Virtual Advisor to another OnStar vendor.

Numbered among the company's assets are the magicTalk Enterprise Platform, including the just completed Version 2.0 of that software, a portfolio of legacy software and 35 patents and patent applications, including what the company believes are fundamental patents of voice user interface and agent technologies. The company intends that the proceeds from the sale of its assets in connection with the winding up of its business will be used to pay its creditors, but does not expect that there will be assets remaining for distribution to holders of its common or preferred stock.

"A combination of factors led us to this decision," said Kathleen Layton, General Magic's president and CEO. "Current adverse economic and market conditions along with the continued slowdown in IT spending were significant factors in preventing us from raising money or facilitating a merger or acquisition. Without the immediate availability of additional funding, our Board has reluctantly concluded that the company can not continue to operate," she said.

General Magic notes that this press release contains forward-looking statements that speak only as of the date hereof, and involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievement to differ materially from any results, performance

Page 2 of 2
General Magic to Cease Operations





or achievements expressed or implied by these statements. These include, among others, risks and uncertainties concerning the cessation of General Magic's business, and the adequacy of any proceeds to be recognized upon the sale of the company's assets to satisfy the claims of creditors. For discussion of risks and uncertainties concerning the business and assets of General Magic, please refer to our filings with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K, particularly those for the periods ended December 31, 2001, March 31, 2002 and June 30, 2002.